UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                December 30, 2004
                Date of report (Date of earliest event reported)

                               MedSolutions, Inc.
               (Exact Name of Registrant as Specified in Charter)

             Texas                        0-32995                75-2531556
(State or Other Jurisdiction of         (Commission            (IRS Employer
         Incorporation)                 File Number)         Identification No.)


                 12750 Merit Drive, Park Central VII, Suite 770
                               Dallas, Texas 75251
              (Address of Principal Executive Offices and Zip Code)

                                 (972) 931-2374
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

         On December 30, 2004, MedSolutions, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Mr. Matthew H. Fleeger, the Company's President and Chief Executive Officer. Pursuant to its terms, the Employment Agreement will become effective on January 1, 2005 (the "Effective Date"). The initial term of the Employment Agreement expires on December 31, 2007, at which time such term will automatically renew for up to two additional one-year terms unless either the Company or Mr. Fleeger provides written notice of intent not to renew to the other party at least 90 days before the expiration of the then-current term.

         Pursuant to the terms of the Employment Agreement, Mr. Fleeger will receive an annual base salary of $200,000, which will automatically be increased by 5% on each anniversary date of the Effective Date for the duration of the initial term of the Employment Agreement and any extension thereof. Mr. Fleeger will receive a one-time bonus in the amount of $25,000 payable on April 15, 2005, and will also be entitled to additional bonuses from time to time as the Company's Board of Directors may determine pursuant to the Company's bonus plans or programs. Mr. Fleeger is currently eligible for participation in the Company's executive target bonus program as described in Exhibit A to the Employment Agreement.

         Pursuant to the terms of the Employment Agreement, if Mr. Fleeger's employment is terminated by the Company without cause or by Mr. Fleeger for good reason, he will be entitled to receive, in accordance with the Company's normal payroll practices, the customary installments of his salary and benefits as were provided to him during his employment period until the expiration of the then-current term. If Mr. Fleeger's employment is terminated due to his death or disability, he, or his designated beneficiary as the case may be, will be entitled to receive, in accordance with the Company's normal payroll practices, the customary installments of his salary and benefits as were provided to him during his employment period until the expiration of the then-current term, less the amount of any insurance proceeds collected or to be collected by him or his designated beneficiary pursuant to any insurance policies for which the Company has paid the premiums. If Mr. Fleeger's employment is terminated by the Company without cause within 12 months of (i) the consummation of a reorganization, merger or consolidation with an entity, or any other event (or series of related events) in which the persons who hold a majority of the outstanding equity securities of the Company before such transaction do not own at least a majority of the equity securities entitled to vote to elect directors (or persons serving in a similar capacity) of the entity surviving such transaction, or (ii) a disposition of all or substantially all of the assets of the Company, he will be entitled to receive a lump sum payment, the amount of which will be determined by the compensation committee of the Company's Board of Directors, but which will in no event be less than his aggregate compensation from the Company (including salary and benefits) during the 24-month period immediately preceding the effective date of such event or disposition.

         The description contained in this Item 1.01 of the terms of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Report as
Exhibit 10.1.

Item 3.02. Unregistered Sales of Equity Securities

         On December 30, 2004, the Company accepted subscriptions from accredited investors for the purchase of 143,334 shares of the Company's Series A 10% Convertible Preferred Stock, par value $.001 (the "Series A Preferred Stock"). The Company received aggregate cash proceeds in the amount of $215,000 from the sale of such shares of Series A Preferred Stock. The Company paid no underwriting discounts or commissions in connection with the sale of such shares of Series A Preferred Stock. The sale of such shares of Series A Preferred Stock was exempted from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D promulgated thereunder. The shares of Series A Preferred Stock are convertible into the Company's common stock, par value $.001, as set forth in the "Certificate of Designation of the Series A 10% Convertible Preferred Stock," which was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 18, 2004, and which is hereby incorporated by reference herein. The Company's private offering of shares of Series A Preferred Stock remained open as of the date of this Report.

Item 9.01. Financial Statements and Exhibits.

         (c) Exhibits. The following Exhibit is filed as part of this report:

                  10.1 Employment Agreement between MedSolutions, Inc. and Matthew H. Fleeger, dated December 30, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MEDSOLUTIONS, INC.

Date: December 30, 2004                    By: /s/ Matthew H. Fleeger
                                           Matthew H. Fleeger
                                           President and Chief Executive Officer

                                INDEX TO EXHIBITS

10.1 Employment Agreement between MedSolutions, Inc. and Matthew H. Fleeger, dated December 30, 2004.